Exhibit 10.9

AMENDED AND RESTATED SECURED PROMISSORY NOTE

$150,000.00	May 14, 2002
Santa Clara, California

RECITAL

This Amended and Restated Secured Promissory Note dated as of May 14, 2002 (“Note”), is entered into by and between First Virtual Communications, Inc., a Delaware corporation (the “Lender”), and Killko Caballero, an employee of the Lender (the “Borrower”).

The Lender and the Borrower entered into a promissory note, dated August 14, 2001, in the original principal amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Original Note”).  Pursuant to the terms of the Original Note, Borrower paid One Hundred Thousand and No/100 Dollars ($100,000.00) of the principal of the Original Note in connection with the sale of certain real property owned by Borrower.  The Lender and the Borrower desire to amend and to restate the Original Note to reflect this payment by Borrower, in accordance with the terms set forth below.

AGREEMENT

1.             For Value Received, the Borrower hereby unconditionally promises to pay to the order of Lender, in lawful money of the United States of America and in immediately available funds, the principal amount of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00), interest-free (the “Loan”), due and payable on the dates and in the manner set forth below.

2.             Security.  This Secured Promissory Note (the “Note”) is secured by the “Pledged Collateral” identified and described as security therefor in the Stock Pledge Agreement (the “Stock Pledge Agreement”), dated August 14, 2001, executed by Borrower in favor of Lender.

3.             Principal Repayment.

(a)           Maturity Date.  The entire outstanding principal balance of the Loan shall be due and payable immediately in full on the Maturity Date (as defined below), which for purposes of this Note, shall be the earliest to occur of:

(i)            August 14, 2006;

(ii)           Ninety (90) days after either the resignation by Borrower of its employment with Lender, or the termination of Borrower’s employment for Cause (as defined below);

(iii)         Immediately upon the insolvency of Borrower, including, but not limited to, a bankruptcy or insolvency proceeding having been instituted by or against Borrower, or a receiver being appointed for the Property (defined below), or if Borrower makes an assignment for the benefit of creditors (collectively, the “Maturity Date”).

(b)           Cause.  For purposes of this Note, “Cause” shall mean (i) gross negligence or willful misconduct in connection with the performance of Borrower’s duties to Lender which in the written determination of a majority of the Board of Directors of Lender (the “Board”) has not been cured within thirty (30) days following receipt by Borrower of written notice from the Board identifying such acts of gross negligence or willful misconduct; (ii) commission of a felony which in the written determination of a majority of the Board has caused material injury to Lender’s business, or intentionally fraudulent or other acts against the Lender, CUseeMe Networks, Inc., a Delaware Corporation (“CUseeMe”), or their affiliates, employees, agents or customers which demonstrates Borrower’s untrustworthiness or lack of integrity; (iii) dishonesty relating to Lender’s business and intended to result in personal enrichment of Borrower or his family at the expense of the Lender; (iv) material breach by Borrower of that certain Employment and Non-Competition Agreement dated March 22, 2001 (the “Employment Agreement”) or of any agreement by and between Borrower and Lender, which material breach has not been cured within thirty (30) days following receipt by Borrower of written notice from the Board identifying such willful material breach; or (v) Borrower engaging or in any manner participating in any activity which is directly competitive with or intentionally injurious to Lender or CUseeMe or their affiliates or which violates any material provision of Section 7 of the Employment Agreement.

4.             Payments.  Any payment due hereunder shall be paid to Lender at the address set forth in Section 7 below, or at such other place as Lender may designate.  Any and all amounts payable hereunder will be due and payable without set-off, deduction, or counter-claim.

5.             Prepayment.  Borrower may prepay the unpaid principal of this Note in whole or in part, without penalty, at any time.

6.             Default and Remedies.

(a)           Default.  Each of the following events shall be deemed an “Event of Default” hereunder:

(i)            Borrower fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable;

(ii)           The breach by Borrower of any other covenant or agreement under this Note;

(iii)         The default by Borrower of his obligations under the Stock Pledge Agreement or any other instrument evidencing or securing this Note;

(iv)          The death of Borrower, but only if Borrower’s personal representative fails to pay all outstanding obligations under this Note within ninety (90) days thereof; or

(v)            The appointment of a receiver for any part of the Property of, or an assignment for the benefit of creditors by, or the commencement of any proceedings under any bankruptcy or insolvency laws by or against Borrower.

(b)           Remedies.  Upon the occurrence of an Event of Default hereunder, Lender may, with notice to Borrower, declare the entire principal amount of this Note and any amounts due thereon due and payable within ninety (90) days of such Event of Default, and exercise any and all of the remedies provided under the Stock Pledge Agreement or at law or in equity.

7.             Notice.  All notices or other communications required or given hereunder shall be in writing and shall be deemed effectively given when presented personally or on the date of receipt (or refusal of delivery) if sent by overnight courier service or U.S. Mail (certified or registered, postage prepaid, return receipt requested) to the parties at the addresses given below or such other addresses as the parties may hereafter designate in writing.  The date shown on the courier’s confirmation of delivery or return receipt shall be conclusive as to the date of receipt.

Borrower:	Killko Caballero
22451 Citation Drive
Los Gatos, CA 95033

Lender:	First Virtual Communications, Inc.
3393 Octavius Drive
Santa Clara, CA 95054
Attn: Chief Financial Officer

8.             Termination of Original Note.  Borrower and Lender hereby agree that the Original Note is terminated and replaced, in its entirety, by this Note.

9.             Waiver.  Borrower waives diligence, presentment, protest and demand and also notice of protest, demand, dishonor, acceleration, intent to accelerate, and nonpayment of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses.  The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

10.          Non-Transferable.  The right of Borrower to request and receive the Loan hereunder, as well as the other benefits under this Note, shall not be assignable or otherwise transferable by Borrower.

11.          Miscellaneous.

(a)           Costs.  Borrower shall pay all costs, including, without limitation, reasonable attorneys’ fees and expenses incurred by Lender in collecting the sums due hereunder or in connection with the release of any security for this Note.

(b)           Modification.  This Note may be modified only by a written agreement executed by Borrower and Lender.

(c)           Successors and Assigns.  The terms of this Note shall inure to the benefit of and bind Borrower and Lender and their respective heirs, legal representatives and successors and assigns.

(d)           Time.  Time is of the essence with respect to all matters set forth in this Note.

(e)           Destroyed Note.  If this Note is destroyed, lost or stolen, Borrower will deliver a new note to Lender on the same terms and conditions as this Note with a notation of the unpaid principal in substitution of the prior Note.  Lender shall furnish to Borrower reasonable evidence that the Note was destroyed, lost or stolen and any security or indemnity that may be reasonably required by Borrower in connection with the replacement of this Note.

(f)            Severability.  If any provision of this Note shall be held to be invalid or unenforceable, such determination shall not affect the remaining provisions of this Note.

(g)           Joint and Several Liability.  If this Note is now, or hereinafter shall be, signed by more than one party or person, it shall be the joint and several obligation of such parties or persons and shall be binding upon such parties and upon their respective successors and assigns.

(h)           Attorney’s Fees.  In the event of any litigation concerning this Note, the Prevailing Party shall be entitled to a reasonable sum for attorneys’ fees, costs, and litigation expenses, whether or not such action is prosecuted to judgment.  “Prevailing Party” shall mean, without limitation, a party who agrees to dismiss an action upon payment by the other party of sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by that party.  In the event that Lender is the Prevailing Party, Lender shall also be entitled to reasonable costs associated with the collection of the Loan.

12.          Governing Law.  This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

In Witness Whereof, Borrower has executed this Amended and Restated Secured Promissory Note as of the date first above written.

BORROWER:

/s/ Killko Caballero
Killko Caballero

Accepted and Agreed to:

LENDER:

By:	/s/ Timothy A. Rogers
Name:	Timothy A. Rogers
Title:	Chief Financial Officer, Senior Vice President of Finance and Treasurer

STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE AGREEMENT (the “Pledge Agreement”), effective as of August 14, 2001, is made by KILLKO CABALLERO, an individual, with a residence at 22451 Citation Drive, Los Gatos, California  95033 (“Pledgor”), in favor of FIRST VIRTUAL COMMUNICATIONS, INC., INC., a Delaware corporation, with its principal place of business at 3393 Octavius Drive, Santa Clara, California  95054 (“Pledgee”).

RECITAL

WHEREAS, Pledgor has concurrently herewith executed that certain Secured Promissory Note (the “Note”), dated of even date herewith, in favor of Pledgee in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00); and

WHEREAS, Pledgee is willing to accept the Note from Pledgor, but only upon the condition, among others, that Pledgor shall have executed and delivered to Pledgee this Pledge Agreement and the Pledged Collateral (as defined below);

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Pledgor hereby agrees as follows:

AGREEMENT

1.             As security for the full, prompt and complete payment and performance when due (whether by stated maturity, by acceleration or otherwise) of all indebtedness of Pledgor to Pledgee created under the Note, together with, without limitation, the prompt payment of all expenses, including, without limitation, reasonable attorneys’ fees and legal expenses, incidental to the collection of the foregoing and the enforcement or protection of Pledgee’s lien in and to the collateral pledged hereunder (all such indebtedness being the “Liabilities”), Pledgor hereby pledges to Pledgee, and grants to Pledgee, a first priority security interest in all of the following (collectively, the “Pledged Collateral”):

(a)           Two Hundred Fifty Thousand (250,000) shares of Common Stock of Pledgee owned by Pledgor (the “Pledged Shares”), and all dividends, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares; and

(b)           all voting trust certificates held by Pledgor evidencing the right to vote any Pledged Shares subject to any voting trust,

Pledgor agrees to deliver to Pledgee the stock certificates representing said Pledged Shares along with an executed but otherwise blank Assignment Separate From Certificate in the form attached hereto as Exhibit A.

The term “indebtedness” is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities heretofore, now or hereafter made, incurred or created, whether voluntary, or involuntary, and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness may be or hereafter becomes unenforceable.

2.             Pledgor hereby represents and warrants to Pledgee as follows:

(a)           Pledgor is, at the time of delivery of the Pledged Shares to Pledgee hereunder, and at all times which this Pledge Agreement is in effect shall be, the sole holder of record and the sole beneficial owner of the Pledged Collateral, free and clear of any lien thereon or affecting title thereto, except for the lien created by this Pledge Agreement.

(b)           None of the Pledged Shares have been transferred in violation of securities registration, securities disclosure or similar laws of any jurisdiction to which such transfer may be subject with respect to which such transfer could have a material adverse effect.

(c)           No consent, approval, authorization or other order of any person and no consent or authorization of any governmental authority or regulatory body is required to be made or obtained by Pledgor either (i) for the pledge by Pledgor of the Pledged Collateral pursuant to this Pledge Agreement or for the execution, delivery, or performance of this Pledge Agreement by Pledgor; or (ii) for the exercise by Pledgee of the voting or other rights provided for in this Pledge Agreement or the remedies in respect of the Pledged Collateral pursuant to this Pledge Agreement, except as may be required in connection with such disposition by laws affecting thc offering and sale of securities generally.

(d)           The pledge, grant of a security interest in, and delivery of the Pledged Collateral pursuant to this Pledge Agreement, will create a valid first priority lien on and in the collateral pledged by Pledgor, and the proceeds thereof, securing the payment of the Liabilities.

(e)           This Pledge Agreement has been duly executed and delivered by Pledgor and constitutes a legal, valid, and binding obligation of Pledgor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the rights of creditors generally or by the application of general equity principles.

(f)            Pledgor covenants, warrants, and represents to Pledgee that all representations and warranties contained in this Pledge Agreement shall be true at the time of Pledgor’s execution of this Pledge Agreement, and shall continue to be true until the Liabilities have been paid or otherwise satisfied in full.

3.             Upon prior notice to Pledgor, Pledgee in its name or in the name of its nominee or of Pledgor may, but shall not be obligated to:  (a) collect by legal proceedings or otherwise all dividends (except cash dividends other than liquidating dividends), interest, principal payments and other sums now or hereafter payable upon or on account of said Pledged Collateral; (b) enter into any extension, reorganization, deposit, merger or consolidation agreement, or any agreement in any way relating to or affecting the Pledged Collateral, and in connection therewith may deposit or surrender control of such Pledged Collateral thereunder, accept other property in exchange for such Pledged Collateral and do and perform such acts and things as it may deem proper, and any money or property received in exchange for such Pledged Collateral shall be applied to the indebtedness or thereafter held by it pursuant to the provisions hereof; (c) insure, process and preserve the Pledged Collateral; (d) cause the Pledged Collateral to be transferred to its name or to the name of its nominee; and (e) exercise as to such Pledged Collateral all the rights, powers and remedies of an owner, except that so long as no “Event of Default” (as defined in the Note), exists under the Note and no default exists hereunder Pledgee shall not exercise its rights under subsections (d) and (e) or this paragraph 3 and Pledgor shall retain all voting rights as to the Pledged Shares.

4.             Pledgor agrees to pay prior to delinquency all taxes, charges, liens and assessments against the Pledged Collateral, and upon the failure of Pledgor to do so, Pledgee at its option may pay any of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same.

5.             Pledgor agrees that Pledgor:

(a)           may sell, transfer or otherwise dispose of, or grant an option or warrant with respect to, all or a portion of the Pledged Collateral so long as the proceeds therefrom are used first to pay any outstanding Liabilities.  If any Pledged Collateral, or any part thereof, is sold, transferred or otherwise disposed of as allowed in this Section 5, the security interest of Pledgee shall continue in the Pledged Collateral notwithstanding such sale, transfer or other disposition, and the Pledgor will deliver any proceeds thereof to the Pledgee to be held as Pledged Collateral hereunder;

(b)           will not create or permit to exist any lien or encumbrance upon or with respect to any of the Pledged Collateral;

(c)           shall, at Pledgor’s own expense, promptly execute, acknowledge, and deliver all such instruments and take all such actions as Pledgee from time to time may reasonably request in order to ensure to Pledgee the benefits of the lien in and to the Pledged Collateral intended to be created by this Pledge Agreement; and

(d)           shall maintain, preserve and defend the title to the Pledged Collateral and the lien of Pledgee thereon against the claim of any other person.

6.             At the option of Pledgee and without necessity of demand or notice, all or any part of the indebtedness of Pledgor shall become due and payable irrespective of any agreed maturity, within ninety (90) days of the happening of any of the following events: (a) failure to keep or perform any of the terms or provisions of this Pledge Agreement; (b) the occurrence of an “Event of Default” under the Note; or (c) the levy of any attachment, execution or other process against the Pledged Collateral.

7.             All advances, charges, costs and expenses, including reasonable attorneys’ fees, incurred or paid by Pledgee in connection with an “Event of Default” under the Note or the levy of any attachment, execution or other process against the Pledged Collateral shall become a part of the indebtedness secured hereunder and shall be paid to Pledgee by the undersigned within ninety (90) days of receipt of Pledgee’s request therefor.

8.             In the event of the nonpayment of any indebtedness within ninety (90) days of the due date thereof, whether by acceleration or otherwise, or within ninety (90) days of the happening of any of the events specified in Section 6 above, Pledgee may then, or at any time thereafter, at its election, apply, set off, collect or sell in one or more sales, or take such steps as may be necessary to liquidate and reduce to cash in the hands of Pledgee in whole or in part, with or without any previous demands or demand of performance or notice or advertisement, the whole or any part of the Pledged Collateral in such order as Pledgee may elect, and any such sale may be made either at public or private sale at its place of business or elsewhere, or at any broker’s board or securities exchange, either for cash or upon credit or for future delivery; provided, however, that if such disposition is at private sale, then the purchase price of the Pledged Collateral shall be equal to the public market price then in effect, or, if at the time of sale no public market for the Pledged Collateral exists, then, in recognition of the fact that the sale of the Pledged Collateral would have to be registered under the Securities Act of 1933 and that the expenses of such registration are commercially unreasonable for the type and amount of collateral pledged hereunder, Pledgee and Pledgor hereby agree that such private sale shall be at a purchase price mutually agreed to by Pledgee and Pledgor or, if the parties cannot agree upon a purchase price, then at a purchase price established by a majority of three independent appraisers knowledgeable of the value of such collateral, one named by Pledgor within ten (10) days after written request by the Pledgee to do so, one named by Pledgee within such ten (10) day period, and the third named by the two appraisers so selected, with the appraisal to be rendered by such body within thirty (30) days after the appointment of the third appraiser.  The cost of such appraisal, including all appraisers’ fees, shall be charged against the proceeds of sale as an expense of such sale.  Pledgee may be the purchaser of any or all Pledged Collateral so sold and hold the same thereafter in its own right free from any claim of Pledgor or right of redemption.  Demands of performance, notices of sale, advertisements and presence of property at sale are hereby waived, and Pledgee is hereby authorized to sell hereunder any evidence of debt pledged to it.  Any sale hereunder may be conducted by any officer or agent of Pledgee.

9.             The proceeds of the sale of any of the Pledged Collateral and all sums received or collected by Pledgee from or on account of such Pledged Collateral shall be applied by Pledgee to the payment of expenses incurred or paid by Pledgee in connection with any sale, transfer or delivery of the Pledged Collateral, to the payment of any other costs, charges, attorneys’ fees or expenses mentioned herein, and to the payment of the indebtedness or any part hereof, all in such order and manner as Pledgee in its discretion may determine.  Pledgee shall then pay any balance to Pledgor.

10.          Upon the transfer of all or any part of the indebtedness Pledgee may transfer all or any part of the Pledged Collateral and shall be fully discharged thereafter from all liability and responsibility with respect to such Pledged Collateral so transferred, and the transferee shall be vested with all the rights and powers of Pledgee hereunder with respect to such Pledged

Collateral so transferred; but with respect to any Pledged Collateral not so transferred Pledgee shall retain all rights and powers hereby given.

11.          Until all indebtedness shall have been paid in full the power of sale and all other rights, powers and remedies granted to Pledgee hereunder shall continue to exist and may be exercised by Pledgee at any time and from time to time irrespective of the fact that the indebtedness or any part thereof may have become barred by any statute of limitations, or that the personal liability of Pledgor may have ceased.

12.          Pledgee may at any time deliver the Pledged Collateral or any part thereof to Pledgor and the receipt thereof by Pledgor shall be a complete and full acquittance for the Pledged Collateral so delivered, and Pledgee shall thereafter be discharged from any liability or responsibility therefor.

13.          The rights, powers and remedies given to Pledgee by this Pledge Agreement shall be in addition to all rights, powers and remedies given to Pledgee by virtue of any statute or rule of law.  Any forbearance, failure or delay by Pledgee in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power or remedy, and any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof, and every right, power and remedy of Pledgee shall continue in full force and effect until such right, power or remedy is specifically waived by an instrument in writing executed by Pledgee.

14.          If any provision of this Pledge Agreement is held to be unenforceable for any reason, it shall be adjusted, if possible, rather than voided in order to achieve the intent of the parties to the extent possible.  In any event, all other provisions of this Pledge Agreement shall be deemed valid and enforceable to the full extent possible.

15.          This Pledge Agreement shall be governed by, and construed in accordance with, the laws of the State of California as applied to contracts made and performed entirely within the State of California by residents of such State.

16.          All notices or other communications required or given hereunder shall be in writing and shall be deemed effectively given when presented personally or on the date of receipt (or refusal of delivery) if sent by overnight courier service or U.S. Mail (certified or registered, postage prepaid, return receipt requested) to the parties at the addresses given below or such other addresses as the parties may hereafter designate in writing.  The date shown on the courier’s confirmation of delivery or return receipt shall be conclusive as to the date of receipt.

Borrower:	KILLKO CABALLERO
22451 Citation Drive
Los Gatos, CA 95033

Lender:	FIRST VIRTUAL COMMUNICATIONS, INC.
3393 Octavius Drive
Santa Clara, CA 95054
Attn: Chief Financial Officer

17.          Exhibit A is attached hereto and incorporated herein by this reference.

IN WITNESS WHEREOF, Pledgor has executed this Pledge Agreement effective as of the date and year first above written.

PLEDGOR:

/s/ Kilko Caballero
KILLKO CABALLERO

Exhibit A

ASSIGNMENT SEPARATE FROM CERTIFICATE

                KILLKO CABALLERO hereby sells, assigns and transfers unto                                                       a total of                             (       ) shares of the                      stock of FIRST VIRTUAL COMMUNICATIONS, INC., standing in the undersigned’s name on the books of said corporation represented by Certificate Nos.               delivered herewith and does hereby irrevocably constitute and appoint                             to transfer said stock on the books of said corporation with full power of substitution.

Dated:

KILLKO CABALLERO